Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE FOURTH QUARTER AND FISCAL YEAR

Oakland, CA – February 2, 2006 — Cost Plus, Inc. (Nasdaq:CPWM) announced total revenue for the fourth quarter ended January 28, 2006 was $367.0 million, a 7.0% increase from $342.9 million for the fourth quarter ended January 29, 2005. Total revenue for the full fiscal year was $970.4 million, a 6.8% increase from $908.6 million for fiscal 2004.

Same store sales for the fourth quarter decreased 2.1% compared with a decrease of 1.3% for the fourth quarter of fiscal 2004. For the full year, same store sales decreased 2.6% following a 0.9% increase last year.

The Company also reaffirmed guidance provided on January 9, 2006, wherein it estimated earnings per diluted share to be at or near $0.98 for the fourth quarter of fiscal 2005.

Barry Feld, President and CEO commented: “I am pleased with the success of several operating and marketing improvements which contributed to an acceleration of sales and customer count each month throughout the fourth quarter and resulted in positive comp sales and customer count in January.”

The Company will release its fourth quarter and fiscal year end results on March 16, 2006 and will hold a conference call at 8:00 a.m. PT. The call will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1986 or (212) 676-5360. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21282978, from 10:00 a.m. PT Thursday to 10:00 a.m. PT on Friday, March 17, 2006. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of January 28, 2006, the Company operated 267 stores in 34 states compared to 237 stores in 30 states as of January 29, 2005.

The above statements relating to anticipated financial results for the fourth quarter are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate effect of the rate of seasonal and other markdowns and the mix of sales for the fourth quarter, the results of the Company’s physical inventory, changes in accounting rules and regulations, determination of operating costs and other expenses, adjustments identified in closing the Company’s books and accounting records for the year and year-end audit adjustments. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:        Barry Feld

                              (510) 893-7300

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